UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2015

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in charter)
Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
150 Third Avenue South, Suite 900, Nashville, Tennessee		37201
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (615) 744-3700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                          Completion of Acquisition or Disposition of Assets.
On September 1, 2015, Pinnacle Financial Partners, Inc. (the "Company") consummated its previously announced acquisition of Magna Bank ("Magna"). Pursuant to the terms of the Agreement and Plan of Merger dated as of April 28, 2015 by and among the Company, Pinnacle Bank, the Company's wholly owned banking subsidiary ("Pinnacle Bank"), and Magna (the "Merger Agreement"), Magna merged with and into Pinnacle Bank, with Pinnacle Bank continuing as the surviving corporation (the "Merger").
By virtue of the Merger, each holder of an issued and outstanding share of common stock of Magna (including shares of Magna's common stock issued automatically upon conversion of Magna's Series D preferred stock immediately prior to the effective time of the Merger) had the right to elect, for each share of Magna common stock held by such holder (including shares of Magna's common stock issued automatically upon conversion of Magna's Series D preferred stock immediately prior to the effective time of the Merger), to receive either (i) 0.3369 shares of the Company's common stock, (ii) an amount in cash equal to $14.32, or (iii) a combination of stock and cash. The holders of issued and outstanding shares of common stock of Magna (including shares of Magna's common stock issued automatically upon conversion of Magna's Series D preferred stock immediately prior to the effective time of the Merger) that failed to submit a valid election by the election deadline will have 75% of their shares converted into the right to receive 0.3369 shares of the Company's common stock per share and 25% of their shares converted into the right to receive $14.32 per share in cash.
In total, Magna common shareholders (including holders of shares of Magna's common stock issued automatically upon conversion of Magna's Series D preferred stock immediately prior to the effective time of the Merger) will have approximately 75% of their shares of Magna common stock as of the effective time of the Merger (including shares of Magna's common stock issued automatically upon conversion of Magna's Series D preferred stock immediately prior to the effective time of the Merger) converted into shares of common stock of the Company and approximately 25% of their shares converted into cash. As a result, the Company is issuing approximately 1.371 million shares of its common stock and paying approximately $19.5 million in cash (including payments related to fractional shares) to the Magna shareholders. Fractional shares will be acquired for cash based on the 10-day average closing price for the Company's common stock prior to September 1, 2015.
Item 5.02.                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)            As previously disclosed in the Company's Current Report on Form 8-K filed with Securities and Exchange Commission on July 27, 2015, in connection with the Merger, Thomas C. Farnsworth, III, a former member of the board of directors of Magna, became a member of the board of directors of the Company effective as of the closing of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

	By:	/s/ Harold R. Carpenter
Harold R. Carpenter
Executive Vice President and
Chief Financial Officer
Date: September 3, 2015